The Company executed 1 year and 2 year Change of Control Agreements as of September 7, 2000 with the following individuals:

1 YEAR AGREEMENTS
Leo W. Gallagher - Vice President, Human Resources, Amcast Automotive
Thomas L. Hartman - Vice President, Engineering & Quality, Amcast Automotive Luciano Lenatti -
Duane L. LaShomb - General Manager, Casting Technology Company
Jeffrey A. McWilliams - Director of Taxation
Mark D. Mishler - Controller

2 YEAR AGREEMENTS
Denis G. Daly - Vice President, General Counsel and Secretary
Ronald C. DiLiddo - President, Amcast Automotive
Terry R. Garner - Vice President and General Manager, Elkhart Industrial
   Division
Michael R. Higgins - Treasurer
Dean Meridew - Vice President, Amcast Automotive
Michael N. Powell - President, Amcast Flow Control
James R. Van Wert, Jr. - Vice President, Technology
Douglas D. Watts - Vice President, Finance

All executed Change of Control Agreements are identical to the example attached except for the percentage which appears in Item 5(B)(i)(b) and the mitigation period in Item 5(C). The percentage in 5(B)(i)(b) equals 100% and 200% for a 1 Year Agreement and 2 Year Agreement, respectively. The mitigation period in Item 5(C) equals one year for a 1 Year Agreement and two years for a 2 Year Agreement.



                                September 7, 2000




Dear               :

Amcast Industrial Corporation, an Ohio corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case
       with many publicly held corporations, the mere possibility of a change in control may raise distracting and disrupting uncertainties and questions among management personnel, may interfere with their whole-hearted attention and devotion to the performance of their duties, and may even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including yourself, the protection provided by an agreement which defines the respective rights and obligations of the Company and the executive in the event of termination of employment subsequent to a change in control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company [or, in the case of a transaction described in clause (iv) of paragraph 2, with the successor to the Company (a "Successor")] is terminated subsequent to a "change in control of the Company" under the circumstances described below.

Except where the context otherwise indicates, the term "Company" hereinafter includes the Company and any Successor.

1. OPERATION AND TERM OF AGREEMENT. This agreement, although effective immediately, shall not become operative unless and until there has been a change in control of the Company. None of the provisions of this agreement shall be applicable to any termination of your employment, however occurring, which is effective prior to a change in control of the Company. This agreement shall continue until the later of December 31, 2004 or two years after the occurrence of a change in control of the

                                                              September 7, 2000
                                                                         Page 2

     Company, provided such change in control occurs on or before December 31, 2004, subject to extension beyond that date by mutual written consent. The Company will review this agreement with you between January 1, 2004 and July 31, 2004, for the purpose of determining whether or not an extension beyond December 31, 2004 is mutually agreeable and, if so, on what basis and for how long.

2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment with the Company shall thereafter have been terminated in accordance with paragraph 3 below. For purposes of this agreement, a "change in control of the Company" shall mean and be deemed to have occurred on (i) the date upon which the Company is provided a copy of a
     Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), indicating that a group or person, as defined in Rule 13d-3 under the 1934 Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares of the Company or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares of the Company if a
     Schedule 13D is not filed; (ii) the date of a change in the composition of the Board of Directors of the Company such that individuals who were members of the Board of Directors on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's share- holders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board of Directors of the Company;
     (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the Voting Shares of the Company outstanding immediately prior to the merger or consolidation continuing to own immediately after the merger or con-solidation 80% or more of the Voting Shares of the Company or the surviving entity, if the Company is not the surviving entity in the merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. "Voting Shares" means any securities of the Company which vote generally in the election of directors.

3.   TERMINATION FOLLOWING CHANGE IN CONTROL.
     ---------------------------------------

     (A) If any of the events described in paragraph 2 constituting a change in control of the Company shall have occurred, then upon any subsequent termination of your employment at any time within two years following the occurrence of such event, you shall be entitled to the benefits provided by this agreement, as set forth in paragraph 5, unless such termination is (i) by the Company for Cause or

                                                               September 7, 2000
                                                                          Page 3

            because of your Disability,  or (ii) because of your Retirement,  or
            (iii) by you other than for Good Reason, or (iv) because of your death.

     (B) As used in this agreement, the terms "Cause", "Retirement", "Good Reason", and "Disability" shall have the meanings set forth below:

             (i)    Cause.  "Cause" shall  mean  (a) the  willful  and continued
                    failure   by  you  to  substantially  perform   your  duties
                    with the Company (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in gross misconduct which is materially and demonstrably injurious to the Company resulting or intended to result, directly or indirectly, in substantial personal gain or substantial personal enrichment at the expense of the Company. For purposes of this subparagraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the number of directors then in office at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

             (ii) Retirement. "Retirement" shall mean cessation of your employment in accordance with the Company's retirement policy (including early retirement) generally applicable to salaried employees, or in accordance with any retirement arrangement with respect to you established with your consent.

             (iii)  Good Reason.  "Good Reason" shall mean:

                      (a) The assignment to you of any duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a change in control of the Company, or a change in your

                                                               September 7, 2000
                                                                          Page 4

                      responsibilities, as in effect immediately prior to a change in control of the Company, which materially diminishes your responsibilities with the Company when considered as a whole, or any removal of you from or any failure to re-elect you to any of such positions or offices; provided, however, that the foregoing shall not constitute Good Reason if done in connection with termination of your employment because of your Retirement, or by the Company for Cause or because of your Disability, or by you other than for Good Reason.

                  (b) A  reduction  by the Company of your then  current  annual base salary or, if higher, your annual base salary as in effect at the time of the change in control of the Company.

                  (c) Failure by the Company to continue in effect any  benefit, incentive compensation, pension, employee stock ownership, stock option, life insurance, medical, health and accident, or disability plan in which you are participating at the time of a change in control of the Company or plans providing you with substantially similar benefits, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you would then be entitled in accordance with the Company's vacation policy in effect at the time of the change in control of the Company.

                  (d) The  relocation  of  the  Company's   principal  executive
                      offices to a location outside Montgomery County, Ohio, if at the time of a change in control of the Company you are based at the Company's principal executive offices.

                  (e) The  Company's  requiring you to be based  anywhere  other than the location where you are based at the time of a change in control of the Company, if the same requires you to relocate your principal residence; or, in the event you consent to being based anywhere other than such location, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss [defined as the difference between the higher of (1) your aggregate investment in such residence or (2) the fair market value of such residence, as determined by a real

                                                               September 7, 2000
                                                                          Page 5

                      estate appraiser designated by you and reasonably satisfactory to the Company, and the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses] realized upon the sale of such residence in connection with any such change of residence.

                  (f) The Company's  requiring you to perform duties or services which necessitate absence overnight from your place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve months immediately preceding a change in control of the Company, except to the extent that such travel or absence is in connection with the finalization of the transaction resulting in the change of control, and does not continue for more than 90 days after the final closing of the transaction.

                  (g) The  failure of the  Company to obtain the  assumption  of this agreement by any Successor as provided in paragraph 7 hereof.

                  (h) The  Company's  termination  of  your  employment  without satisfying any applicable requirements of paragraph 4 and subparagraph B (i) above.

             (iv) Disability. "Disability" shall mean your inability to perform the duties required of you on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving you thirty days' written notice of its intention to terminate your employment by reason thereof, and your failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

     (C) During any period of time subsequent to a change in control of the Company, if you fail to perform your duties as a result of physical or mental illness or other physical or mental disability or incapacity, you shall continue to receive your full salary at your annual base salary rate then in effect, together with incentive compensation (as defined in paragraph 5A accrued but not paid prior to your Date of Termination) as defined in paragraph 4 until you return to work or your employment with the Company is terminated; provided, however, that any amount otherwise payable for any period of time pursuant to this subparagraph (C) shall be reduced by any payment or payments you receive for such period of

                                                               September 7, 2000
                                                                          Page 6

            time under any employee salary continuation plan or employee disability insurance plan maintained by the Company no part of the cost of which was paid or is payable by you.

     (D) If subsequent to a change in control of the Company your employment is terminated by the Company for Cause, the Company shall pay you your full salary through the Date of Termination at your annual base salary rate in effect at the time Notice of Termination is given, and you shall also receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination (as defined in paragraph 4), and the Company shall thereupon have no further obligation to you under this agreement.

4.   NOTICE AND DATE OF TERMINATION.
     ------------------------------

     (A) Any termination of your employment subsequent to a change in control of the Company shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

     (B) "Date of Termination" shall mean (i) if your employment is terminated by the Company for Cause, the date specified in the Notice of Termination or the date on which the meeting of the Board referred to in subparagraph 3(B)(i) is concluded, whichever date is the later; or (ii) if your employment is terminated for any other reason, the date on which Notice of Termination is given or the effective date specified in the Notice, whichever is later. For purposes of this agreement, termination of your employment shall be deemed to have occurred within two years following the occurrence of a change in control of the Company if the Date of Termination is within such two year period.

5.   COMPENSATION AND BENEFITS UPON TERMINATION.
     ------------------------------------------

     (A) "Incentive Compensation" shall mean the annual cash payment awarded under the Annual Incentive Program (AIP) or other plan which replaces the AIP but not including any awards under any stock option, stock grant, stock rights, or similar plan or any award under any company sponsored profit sharing, pension, 401k, or similar savings plan.

                                                               September 7, 2000
                                                                          Page 7

     (B) The compensation and benefits to be provided to you pursuant to paragraph 3 of this agreement upon termination of your employment with the Company under specified circumstances within two years following a change in control of the Company include the following:

                (i) Subject to the provisions of paragraph 8 hereof, the Company shall pay to you as severance pay in a lump sum in cash on the Date of Termination, the following amounts:

                  (a) Your full salary  through the Date of  Termination at your annual base salary rate in effect at the time Notice of Termination is given; and also the amount of Incentive Compensation to any completed period or periods which has been earned by or awarded to you but which has not yet been paid to you.

                  (b) In lieu of any further salary  payments to you for periods subsequent to the Date of Termination, an amount (the "Additional Compensation Payment") equal to one hundred percent (100%) of the sum of your annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect at the time of the change in control) plus an amount equal to one hundred percent (100%) at the average annual amount awarded to you as Incentive Compensation for the two years immediately preceding the year during which the Date of Termination occurs (whether or not fully paid).

                  (c) An amount in cash equal to the  aggregate  spread  between the exercise prices of all options granted to you under the Company's existing stock option plans or any stock option plan adopted by the Company subsequent to the date hereof ("Options") which are then outstanding, whether or not then fully exercisable, and the higher of (a) the Fair Market Value of Common Share of the Company ("Company Shares") on the Date of Termination or (b) the average price per Company Share actually paid by the acquiring party in connection with any change in control of the

                      Company. As used in this subparagraph, "Fair Market Value" shall mean (1) in the event the Company Shares are listed on any exchange or in the NASD National Market System, the last sale price on such exchange or System on the Date of Termination (or last trading date prior thereto) or, if there are no sales on such date, the mean between the representative bid and asked prices for Company Shares on such exchange or System at the close of business on such date or (2) in the event that there is then no public market for the Company Shares or that trading in the Company Shares is sporadic and

                                                               September 7, 2000
                                                                          Page 8


                      the mean between any bid and asked prices is not representative of fair market value, the fair market value of the Company Shares determined in accordance with ss.2031-2(f) of the Treasury Regulations or any successor provision thereto. Any Option for which payment is made as prescribed in this subparagraph (c) shall be canceled effective upon the making of such payment.

                  (d) All legal fees and expenses  reasonably incurred by you in good faith as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement).

                  (e) Interest at the rate of 10 percent  per annum,  compounded daily from the due date of any payment required to be made by the company under any provision of the agreement through the date such payment is actually made.

                (ii)The Company  shall,  at its expense,  maintain in full force and effect for your continued benefit all life insurance, medical, health, and accident plans, programs and arrangements in which you were entitled to participate at the time of the change in control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program, or arrangement do not permit your continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement at the time of the change in control. The Company's obligation under this subparagraph (ii) shall terminate on the earliest of the following dates: (a) the second anniversary date of the Date of Termination, (b) the date an essentially equivalent and no less favorable benefit is made available to you by a subsequent employer or (c) the date that would have been your normal retirement date under the Company's defined benefit pension plan for salaried employees had your remained employed by the Company.

                (iii)In the event  that  because of their  relationship  to you, members of your family or other individuals are covered by any plan, program, or arrangement described in subparagraph
                    (ii) above immediately prior to the Date of Termination, the provisions set forth in subparagraph (ii)

                                                               September 7, 2000
                                                                          Page 9


                    shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even if you had remained an employee of the Company.

                (iv)The Company shall enable you to purchase the automobile,  if any, which the Company was providing for your use at the time Notice of Termination was given at the wholesale value as set out in the latest Black Book published by National Auto Research Division of Hearst Business Media Corporation, of such automobile at such time.

     (B) If an event constituting Good Reason shall occur, you shall be entitled to the compensation and benefits described in (A) above only if you give a Notice of Termination with respect thereto within 90 days after the occurrence of such event, regardless of whether there has been an intervening termination of your employment by the Company or otherwise.

     (C) You shall not be required to mitigate the amount of any payment provided for in this agreement by seeking other employment or other-wise; provided, however, that in the event that you shall obtain other employment at any time within one year immediately following your Date of Termination, 20% of all earnings obtained by reason of such other employment during the one year period immediately follow-ing your Date of Termination shall be payable to the Company in full satisfaction of any obligation you have to mitigate payment made to you by the Company. Upon obtaining any such other employment, you, within thirty (30) days thereof, shall notify the Company in writing of such other employment and the aggregate compensation (including Incentive Compensation, bonuses and all other forms of cash and contingent remuneration) to which you will be entitled. During the one year period immediately following your Date of Termination, you shall provide the Company, on or before April 15 of each year following such year, a photostatic copy of your federal income tax return (including all schedules and exhibits thereto), as filed with the Internal Revenue Service for the preceding calendar year.

6. RIGHTS AS FORMER EMPLOYEE. Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any term-ination of your employment whether pursuant to this agreement or otherwise, from thereafter

                                                               September 7, 2000
                                                                         Page 10


     participating in any benefit or insurance plans, programs or arrangements (including without limitation, any retirement plans or programs) in the same manner and to the same extent that you would have been entitled to participate as a former employee of the Company had this agreement not have been executed, except, however, you shall not be entitled to any severance payments under any severance pay programs of the Company (other than this agreement) if you are paid the benefits provided for under this agreement.

7. SUCCESSORS. The Company shall require any Successor (whether direct or in-direct, by purchase, merger, consolidation or otherwise) to all or substan-tially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing such written notice, to your estate.

8.   UNAUTHORIZED DISCLOSURE; INVENTIONS.
     -----------------------------------

     (A) During the period of your employment hereunder, and for a period of five (5) years following the termination of such employment, you hereby agree that you will not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an executive of the Company or pursuant to any order or process of any court or regulatory agency, any material confidential information obtained by you while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of distribution or methods of manufacture; provided, however, that confidential information shall not include

                                                               September 7, 2000
                                                                         Page 11


            any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

     (B) Inventions. Any and all inventions made, developed or created by you (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise)during the period of your employ-ment by the Company, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries or affiliates, will be prompt-ly and fully disclosed by you to an appropriate executive officer of the Company and shall be the Company's exclusive property as against you, and you will promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by you as aforesaid.

            You will, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents to the Company with respect to such inventions as are to be the Company's exclusive property as against you under this subsection
            (b) or to vest in the Company title to such inventions as against the Executive, the expense of securing any patent, however, to be borne by the Company.

     (C) The foregoing provision of this Section 8 shall be binding upon the Executive's heirs, successors and legal representatives.

9.   SAVINGS CLAUSE.
     --------------

     (A) The Deficit Reduction Act of 1984 added Section 280G to the Internal Revenue Code of 1954, as amended (the "Code"). Section 280G imposes a 20% excise tax on excessive compensation received by, and denies a deduction to the corporation for the amount of excess compensation paid to, employees who are officers, shareholders, or highly compen-sated individuals as a result of a change in the ownership or effect-ive control of the corporation or in the ownership of a substantial portion of the assets of the corporation. In general, payments to an individual that are contingent on a change in control will not be treated as excessive if such payments do not exceed three times the average annual compensation received by such individual over the five calendar years preceding the year in which the change in control occurred. The provisions in subparagraph (B) of this paragraph 8 are designed to maximize the amounts

                                                               September 7, 2000
                                                                         Page 12


           payable to you pursuant to this agreement or otherwise which are contingent upon a change of control of the Company.

     (B) In the event that it is determined that any payment by the Company to or for your benefit (whether paid or payable pursuant to the terms of this agreement or otherwise) would be subject to the 20% tax pursuant to Section 4999 of the Code, then the aggregate present value of amounts payable to or for your benefit pursuant to this agreement (such payments pursuant to this agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduce Amount. For purposes of this subparagraph, the "Reduced Amount" shall be defined as an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payments to be subject to the 20% tax pursuant to Section 4999 of the Code.

10. NOTICES. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered if to the Company, addressed to:

Amcast Industrial Corporation
7887 Washington Village Drive
Dayton, Ohio 45459
Attention:  Chief Executive Officer

     and if to you, addressed to:



     Either party may change the address to which notices to such party are to be directed by giving written notice of such change to the other party in the manner specified in this paragraph. All notices, including without limitation, any Notice of Termination, shall be deemed to have been given upon the date of actual receipt of the recipient party.

11. ARBITRATION. Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dayton, Ohio, in accordance with the rules then obtaining of the American Arbitration Association, and judgment may be entered on the arbitrator's award in any court having jurisdiction.

12. MISCELLANEOUS. No provision of this agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing,

                                                               September 7, 2000
                                                                         Page 13


     signed by you and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

13. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, with-out giving effect to the principles of conflicts of law thereof.

14.  VALIDITY.  The  invalidity  or  unenforceability of any  provision  of this
     agreement shall no affect  the   validity or enforceability  of  any  other
     provision, which shall remain in full force and effect.

If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

                                Very truly yours,

                          AMCAST INDUSTRIAL CORPORATION



      By:/s/J. H. Shuey
        ---------------
        John H. Shuey
        Chairman, President and Chief Executive Officer



Confirmed to and agreed:



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Date